Filed Pursuant to Rule 424(b)(3)
Registration No. 333-102425

PROSPECTUS SUPPLEMENT NO. 4
(TO PROSPECTUS DATED JANUARY 21, 2003)

$641,510,000
ALLERGAN, INC.

ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2022
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This Prospectus Supplement No. 4 supplements and amends the Prospectus dated January 21, 2003, as amended (as amended, the “Prospectus”), relating to the resale from time to time by holders of our Zero Coupon Convertible Senior Notes Due 2022 and shares of our common stock issuable upon the conversion of the Notes. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

     The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the Prospectus, and, where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supercedes the information in the Prospectus:

	PRINCIPAL
	AMOUNT OF
	NOTES
	BENEFICIALLY		COMMON	COMMON
	OWNED AND	PERCENTAGE	STOCK OWNED	STOCK
	OFFERED	OF NOTES	PRIOR TO THE	OFFERED
NAME	HEREBY (1)	OUTSTANDING	OFFERING	HEREBY (1)

American Skandia Trust	1,000,000	*		11,410
B.C. McCabe Foundation	175,000	*		1,996
BCI Global Investors c/o Forest Investment Management LLC	425,000	*		4,849
Canadian Imperial Holdings, Inc.	10,000,000	1.56%		114,100
Daimler Chrysler Corp Emp #1 Retirement Plan dtd April 1, 1989	3,924,000	*		44,772
Forest Global Convertible Fund Series A-5	5,519,000	*		62,971
Franklin and Marshall College	220,000	*		2,510
Fuji U.S. Income Open	1,150,000	*		13,121
JMG Convertible Investments, LP	8,750,000	1.36%		99,837
JMG Triton Offshore Fund, Ltd.	8,750,000	1.36%		99,837
Keyspan Foundation	75,000	*		855
LLT Limited	531,000	*		6,058
Lyxor Master Fund c/o Forest Investment Management LLC	1,486,000	*		16,995
Medamerica Insurance Company	1,800,000	*		20,538
Medamerica Insurance Company of N.Y.	350,000	*		3,993
Met Investors Bond Debenture Fund	2,000,000	*		22,820
Oxford, Lord Abbott Co.	1,500,000	*		17,115
Radian Asset Guaranty	2,000,000	*		22,820
Radian Guaranty	4,150,000	*		47,351
RBC Alternative Assets LP c/o Forest Investment Management LLC	372,000	*		4,244
Relay II Holdings c/o Forest Investment Management LLC	213,000	*		2,430

	PRINCIPAL
	AMOUNT OF
	NOTES
	BENEFICIALLY		COMMON	COMMON
	OWNED AND	PERCENTAGE	STOCK OWNED	STOCK
	OFFERED	OF NOTES	PRIOR TO THE	OFFERED
NAME	HEREBY (1)	OUTSTANDING	OFFERING	HEREBY (1)

Sphinx Convertible Arbitrage c/o Forest Investment Management LLC	117,000	*		1,334
State Street Bank Custodian for GE Pension Trust	1,856,000	*		21,176
Zurich Master Hedge Fund c/o Forest Investment Management LLC	701,000	*		7,998

*	Less than one percent.

(1)	The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion rate of 11.410 shares of common stock per $1,000 principal amount of maturity of the notes. Information concerning other Selling Securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other Selling Securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion rate of 11.410 shares of common stock per $1,000 principal amount of maturity of the notes.

     INVESTING IN THE NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 18, 2003.

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